Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
DELL TECHNOLOGIES INC.

Pursuant to Section 242
of the General Corporation Law of the State of Delaware

Dell Technologies Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.     The Fourth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting ARTICLE IV thereof in its entirety and inserting the following in lieu thereof:
“ARTICLE IV
The total authorized number of shares of capital stock of the Corporation shall be nine billion, one-hundred forty-four million, twenty-five thousand, three-hundred and eight (9,144,025,308) shares, which shall consist of (i) one million (1,000,000) shares of Preferred Stock, of the par value of $0.01 per share (the “Preferred Stock”); and (ii) nine billion, one-hundred forty-three million, twenty-five thousand, three-hundred and eight (9,143,025,308) shares of Common Stock, of the par value of $0.01 per share (the “Common Stock”).”

2.    The Fourth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting paragraph (a) of Section 5.2 of ARTICLE V thereof in its entirety and inserting the following in lieu thereof:

“(a) DHI Common Stock. One series of common stock of the Corporation is hereby created and designated as “Class A Common Stock” consisting of six-hundred million (600,000,000) shares, par value $0.01 per share (the “Class A Common Stock”); one series of common stock of the Corporation is hereby created and designated as “Class B Common Stock” consisting of two-hundred million (200,000,000) shares, par value $0.01 per share (the “Class B Common Stock”); one series of common stock of the Corporation is hereby created and designated as “Class C Common Stock” consisting of seven billion, nine-hundred million (7,900,000,000) shares, par value $0.01 per share (the “Class C Common Stock”); and one series of common stock of the Corporation is hereby created and designated as “Class D Common Stock” consisting of one-hundred million (100,000,000) shares, par value $0.01 per share (the “Class D Common Stock,” and together with the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, the “DHI Common Stock”).”

3.     The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation of the Corporation on this 27th day of June, 2017.

DELL TECHNOLOGIES INC.

By: /s/ Janet Bawcom
Name: Janet Bawcom
Title: Senior Vice President and Assistant Secretary